UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 1, 2013

WireCo WorldGroup Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-174896	27-0061302
(State of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

12200 NW Ambassador Drive, Kansas City, Missouri 64163
(Address of principal executive offices and zip code)

(816) 270-4700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective on May 2, 2013, J. Keith McKinnish resigned from his employment with WireCo WorldGroup Inc. (the “Company”) as the Senior Vice President of Global Financial Strategy and his position as a Director of certain affiliates of the Company. Mr. McKinnish served as the Company's Senior Vice President and Chief Financial Officer from July 1, 2006 until March 4, 2013. In connection with his resignation, the Company entered into a resignation agreement and release with Mr. McKinnish, dated May 1, 2013 (the “Resignation Agreement”), pursuant to which he is to receive six months of his base salary and other accrued payments, including a bonus with respect to the fiscal 2013 first quarter, up to six months of reimbursement for his and his spouse's COBRA continuation coverage premiums, transfer of title to his Company automobile, and the extension of the exercise period of his vested options to acquire shares of WireCo WorldGroup (Cayman) Inc. through the tenth anniversary of the grant date, subject to his compliance with the post-termination obligations of his employment term sheet. The Resignation Agreement also provides for a general release in favor of the Company by Mr. McKinnish, and a release by the Company in favor of Mr. McKinnish in each case subject to certain exceptions. In addition, under the Resignation Agreement, Mr. McKinnish will no longer be subject to a repurchase (“call”) right by the Company's ultimate parent with respect to shares he owns or acquires upon the exercise of his options. Mr. McKinnish's post-termination obligations under his employment arrangements with the Company continue in effect, including his confidentiality, non-competition and non-solicitation obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WireCo WorldGroup Inc.
(Registrant)

Dated:	May 7, 2013	By:	/s/ Brian G. Block
Brian G. Block
Senior Vice President and Chief Financial Officer